Exhibit 10.12

ASTRO-MED, INC.

EQUITY INCENTIVE AWARD AGREEMENT

This Equity Incentive Award Agreement (this “Agreement”) is made as of November 24, 2014 (the “Effective Date”) by and between Astro-Med, Inc., a Rhode Island corporation (the “Company” or “we”), and Gregory A. Woods (“Executive” or “you”).

RECITALS

In connection with your appointment as Chief Executive Officer of the Company and in consideration of your anticipated future contributions to the Company, the Company has awarded you the Initial Option Award (as hereinafter defined) and wishes to provide you with certain additional equity-based incentive awards over the next four years, consisting of stock options and restricted stock awards, and you agree to accept such awards, on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Certain Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning as set forth in the Astro-Med, Inc. 2007 Equity Incentive Plan (the “Plan”). For the purposes of this Agreement (and notwithstanding the provisions of the Plan), the following definitions will apply:

“Aggregate Optioned Shares” means the aggregate number of shares of Stock issued or issuable upon exercise of the Initial Option Award and all Annual Option Awards actually granted to Executive pursuant to this Agreement.

“Awards” means the Initial Option Award and all Annual Option Awards and Restricted Stock Awards made pursuant to this Agreement.

“Annual Option Awards” means the three (3) Annual Option Awards, each for 50,000 shares of Stock, to be granted to Executive in 2015, 2016 and 2017, subject to and in accordance with the provisions of Paragraph 2(a)(i) of this Agreement.

“Change in Control” means (i) the acquisition of 50% or more of the beneficial ownership of the combined voting securities of the Company by any person or group (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Company or its subsidiaries or any employee benefit plan of the Company or any person who was an officer or director of the Company on the Effective Date of this Agreement, which person or group did not theretofore beneficially own 30% or more of the combined voting securities of the Company; (ii) consummation by the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of such entity immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, securities representing more than 50% of the voting power of then outstanding voting securities of the corporation resulting from such a reorganization, merger or consolidation; (iii) the sale, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (on a consolidated basis) to a party which is not controlled by or under common control with the Company; or (iv) a change in the composition of a majority of the Board over a two-year period unless the selection or nomination of each of the new members is approved by two-thirds of those remaining members of the Board who were members at the beginning of the two-year period; provided, however, that notwithstanding the foregoing, no event or condition will constitute a Change in Control to the extent (but only to the extent) that, if it were a Change in Control, a tax or other penalty would be imposed under Section 409A, and in such case the definition of Change in Control herein shall be modified to the extent necessary to comply with Section 409A so as not to result in such tax or penalty.

“Deficiency Amount” means, with respect to each Annual Option Award, the positive difference (if any) between the exercise price per share of Stock provided in such Annual Option Award and the Initial Option Price, multiplied by the number of shares covered by such Annual Option Award (initially 50,000, subject to adjustment in accordance with Paragraph 4 hereof).

“Fair Market Value” has the meaning set forth in the Plan, provided, however, that if the Fair Market Value is being determined for purposes of calculating the Make Whole Amount payable in connection with a Change in Control, the Fair Market Value of a share of Stock shall be an amount equal to the value of the cash and property to be paid in exchange for one share of Stock as a result of such Change in Control, as determined by the Committee in its discretion.

“Initial Grant Date” means May 22, 2014.

“Initial Option Award” means the option to purchase 50,000 shares of Stock of the Company granted to Executive on the Initial Grant Date, which is exercisable at the Initial Option Price and vests in four equal annual installments commencing on the first anniversary of the Initial Grant Date.

“Initial Option Price” means $13.80, being the closing price of a share of the Stock on the Initial Grant Date, subject to the same adjustment(s) as provided generally under Section 11.2 of the Plan with respect to the exercise price of outstanding Options for any stock split, reverse stock split, combination of shares, stock dividend or similar transaction occurring after the Initial Grant Date.

“Make Whole Amount” means an amount equal to (i) the positive difference (if any) between the Fair Market Value of a share of Stock determined in accordance with the definition of “Fair Market Value” as set forth in this Agreement as of the date the Make Whole Amount is determined minus the Initial Option Price (ii) multiplied by the Option Shortfall (if any) as of the date of the Change of Control.

“Option Shortfall” means the difference between 200,000 shares of Stock and the Aggregate Optioned Shares.

“Restricted Stock Awards” means the restricted stock awards to be granted to Executive in 2015, 2016 and 2017 subject to and in accordance with the terms and provisions of Paragraph 2(a)(ii) of this Agreement.

“Subsequent Grant Date” means the date of grant of each Annual Option Award made pursuant to Paragraph 2(a)(i) of this Agreement in 2015, 2016 and 2017.

2. Annual Equity Grants.

(a) Provided Executive is employed as Chief Executive Officer of the Company on the date of grant, the Company agrees to grant to Executive, the first regular meeting of the Company’s Board of Directors or the Compensation Committee of the Company’s Board of Directors, as applicable held after February 1st (but in no event later than May 31st) in each of 2015, 2016 and 2017, the following equity grants on the terms and conditions set forth herein:

(i) The right and option (the “Annual Option Award”) to purchase from the Company all or any part of an aggregate of 50,000 shares of Stock at an exercise price equal to the Fair Market Value on the applicable Subsequent Grant Date, which options shall have a term of ten (10) years and shall become exercisable in four (4) equal annual installments commencing on the first anniversary of the applicable Subsequent Grant Date. The Annual Option Award shall be issued pursuant to Section 6 of the Plan and shall be evidenced by a Stock Option Agreement substantially in the form attached hereto as Exhibit A.

(ii) An award of restricted stock (the “Restricted Stock Award”) having a value equal to the Deficiency Amount based on the Fair Market Value of a share of Stock as of the applicable Subsequent Grant Date. Each Restricted Stock Award shall be for the number of shares of Stock equal to the (x) Deficiency Amount (y) divided by the Fair Market Value of such Stock on the applicable Subsequent Grant Date rounded down to the nearest whole number, and shall vest in four (4) equal annual installments commencing on the first anniversary of the applicable Subsequent Grant Date. The Restricted Stock Award will be issued pursuant to Section 8 of the Plan and, shall be evidence by a Restricted Stock Agreement substantially in the form attached hereto as Exhibit B.

(b) By way of example (and for no other purpose),

(i) if the Fair Market Value of the Stock on the first Subsequent Grant Date in 2015 is $15.80, then Executive shall receive an Annual Option Award for 50,000 shares of Stock with an exercise price of $15.80 per share, the Deficiency Amount with respect to such Annual Option Award would be $100,000 [($15.80-$13.80) * 50,000] and Executive would receive a Restricted Stock Award of 6,329 shares of Stock ($100,000 ÷ $15.80);

(ii) if the Fair Market Value of the Stock on the second Subsequent Grant Date in 2016 is $17.30, then Executive shall receive an Annual Option Award for 50,000 shares of Stock with an exercise price of $17.30 per share, the Deficiency Amount with respect to such Annual Option Award would be $175,000 [($17.30-$13.80) * 50,000] and Executive would receive a Restricted Stock Award of 10,115 shares of Stock ($175,000 ÷ $17.30); and

(iii) if the Fair Market Value of the Stock on the third Subsequent Grant Date in 2017 is $20.80, then Executive shall receive an Annual Option Award for 50,000 shares of Stock with an exercise price of $20.80 per share, the Deficiency Amount with respect to such Annual Option Award would be $350,000 [($20.80-$13.80) * 50,000] and Executive would receive a Restricted Stock Award of 16,826 shares of Stock ($175,000 ÷ $20.80).

3. Make Whole Payment. In the event there is a Change in Control of the Company prior to June 1, 2018, the Company shall pay Executive an amount equal to the Make Whole Amount (if any), which Make Whole Amount shall be payable in one lump sum within fifteen (15) days of the date of the Change in Control.

4. Changes in Capital and Corporate Structure. In addition to any obligations that may be imposed by applicable law upon any successor in interest to the Company, the Company shall require any successor (whether direct or indirect, by way of Change in Control, or other purchase, merger, consolidation or otherwise) of the Company to expressly assume the obligation to pay the Make Whole Amount and agree to perform the obligations hereunder with respect thereto in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. In the event of any stock split, stock dividend, reverse stock split, spinoff, split-off, recapitalization, reorganization or other similar corporate adjustment or change affecting the Stock (each an “Adjustment”), the number of shares covered by the Annual Option Awards and Restricted Stock Awards issued to you pursuant to this Agreement shall automatically adjusted in proportion to such Adjustment.

5. Section 409A. It is intended that any payments or benefits provided pursuant to this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (“Section 409A”) provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(5). Notwithstanding the foregoing, if the Company determines that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). In addition, if at the time of Executive’s separation from service Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6)

months and one (1) day after Executive’s separation from service and (ii) Executive’s death. If any such delayed payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six (6)-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. In addition, interest at the Prime Rate as reported in the Wall Street Journal shall be added to any payment that is delayed pursuant to this Paragraph 5, for the time period during which such payment was delayed.

6. Limitation on Benefits.

(a) Notwithstanding anything to the contrary herein, if it shall be determined that any payment or benefit hereunder or under any other plan or agreement or otherwise (collectively “Payments”) would constitute an “excess parachute payment” to the Executive within the meaning of Section 280G of the Code, and thus would not be deductible under Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code or any similar tax (“280G_Tax”), and if and only if the Executive would be in a better after-tax position by reducing the Payments, the amounts payable hereunder shall be reduced to the extent necessary to eliminate any Payments or portion of the Payments from being non-deductible under Section 280G(b)(1) of the Code and thereby not subject to the excise tax imposed by Section 4999 of the Code. In such case, the Payments shall be reduced so that the total aggregate value of the Payments do not exceed 2.99 times the total value of the Executive’s average annualized compensation for the preceding five years. If the Company determines that the Payments constitute “non-qualified deferred compensation” under Section 409A, any reduction in the Payments required to be made pursuant to this Paragraph 6(a) shall be made first with respect to Payments payable in cash before being made in respect to any Payments to be provided in the form of benefits or equity award acceleration, and in the form of benefits before being made with respect to equity award acceleration, and in any case, shall be made with respect to such Payments in inverse order of the scheduled dates or times for the payment or provision of such Payments.

(b) If any dispute between the Company and Executive as to any of the amounts to be determined under Paragraph 6(a), or the method of calculating such amounts, cannot be resolved by Executive and the Company, either the Company or Executive after giving three (3) days written notice to the other, may refer the dispute to a tax partner in the Boston, Massachusetts office of a firm of independent certified public accountants selected jointly by Executive and the Company. The determination of such partner as to the amount to be determined under Paragraph 6(a) and the method of calculating such amounts shall be final and binding on Executive and the Company. The Company shall bear the costs of any such determination.

7. Effect upon Employment and Benefits. Nothing contained in this Agreement shall confer upon Executive any right with respect to the continuation of his employment or other association with the Company, or interfere in any way with the right of the Company, subject to the terms of any separate employment or provision of applicable law to the contrary, at any time to terminate Executive’s employment or association or to increase or decrease, or otherwise adjust, the other terms and conditions of your employment or association with the Company. Neither this Agreement nor the grant of the Awards contemplated hereby nor

Executive’s participation in the Plan shall be interpreted to form an employment contract or relationship with the Company or any affiliate. Executive acknowledges, understands, and agrees that: (i) the grant of the Awards under this Agreement does not create any contractual or other right to receive other future options, restricted stock or other equity-based awards, or benefits in lieu thereof; (ii) all decisions with respect to future awards, if any, (other than the Awards made pursuant to this Agreement) will be at the sole discretion of the Company; and (iii) subject to any rights of Executive under any employment agreement, no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of the Awards resulting from termination of Executive’s employment by the Company (for any reason whatsoever and regardless of whether in breach of local labor laws).

8. Compliance with Law and Regulations. The obligation of the Company to grant the Awards hereunder shall be subject to all applicable federal and state laws, rules and regulations and the listing requirements of any securities exchange or market system on which the Stock is listed or traded and to such approvals by any government or regulatory agency as may be required. Furthermore, notwithstanding any other provision of this Agreement, the Company’s obligations under Paragraph 2 hereof are conditioned on having available for issuance under the Plan and any other shareholder-approved equity incentive plans (collectively, “Company Equity Plans”) a sufficient number of shares of Stock to make the Awards.

9. Reservation of Stock. The Company shall at all times when Awards are to be granted under this Agreement, reserve and keep available for issuance under Company Equity Plans, for the purpose of granting the Awards contemplated by this Agreement and issuing the shares that may be issued pursuant to the Awards, such number of its duly authorized shares of Stock as shall from time to time be sufficient to grant the Awards and issue the shares subject to the Awards; and if at any time the number of shares of Stock remaining available for issuance under Company Equity Plans shall not be sufficient to permit the Awards that the Company is obligated to grant under this Agreement, the Company shall take such corporate action as may be necessary to increase the number of shares of Stock available for issuance under Company Equity Plans to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Plan or the adoption of a new stock option or equity incentive plan.

10. Notices and Other Communications. Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or telecopied, as the case may be, (i) if to Executive, at Executive’s residence address last filed with the Company and (ii) if to the Company, at its principal place of business, addressed to the attention of the Chairman of the Board of Directors of the Company with a copy to the Company’s Chief Financial Officer, or to such other address or telecopier number, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report.

11. Governing Law. This Agreement and actions taken hereunder and thereunder shall be governed, interpreted and enforced in accordance with the laws of the State of Rhode Island, without regard to the conflict of laws principles thereof. Any action, suit or other legal proceeding with respect to this Agreement shall solely be brought in the Superior Court for Providence County, State of Rhode Island or in the United States District Court for the District of Rhode Island. The parties consent to and accept the jurisdiction of each of such courts and waive any objection (including any objection to venue or any objection based upon the grounds of forum non conveniens) which might be asserted against the bringing of any such action, suit or other legal proceeding in such courts.

12. Legal Fees. Upon submission of appropriate statements or documentation, the Company agrees to reimburse Executive for reasonable legal fees actually incurred by him in connection with the enforcement of the terms of this Agreement following a Change in Control.

13. Entire Agreement. This Agreement (together with the Exhibits and any Stock Option Agreements and Restricted Stock Agreements contemplated hereby) constitutes the entire agreement and understanding between the parties hereto in respect of the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding between the parties, written or oral, which relates to the subject matter hereof or thereof.

14. Amendments and Waivers. This Agreement may not be amended or otherwise modified nor any of its terms waived, except by a written instrument duly executed by the parties hereto (i) with respect to amendments and other modifications and (ii) with respect to waivers by the party against whom enforcement of the waiver is being brought. When used herein, the term “Agreement” will include any renewals or extensions hereof and any amendments or other modifications made in accordance herewith. A waiver by either party of a breach of any provision of this Agreement by the other party or of any right hereunder will not be effective unless in writing and will not operate to waive or excuse any subsequent breach or to waive any other right. Failure of a party to insist upon strict compliance with any of the terms hereof on one or more occasions will not be deemed a waiver of such right at any subsequent time.

15. Effect of Agreement. This Agreement shall bind and inure to the benefit of Executive’s heirs and legal representatives and shall bind and inure to the benefit of the Company and its successors and assigns.

16. Severability. If any one or more of the provisions contained herein is held invalid or unenforceable in any respect, the parties shall negotiate in good faith with a view toward substituting therefor a suitable and equitable solution in order to carry out the intent and purpose of such invalid provision; provided, however, that the validity and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

17. Counterparts. This Agreement may be signed in one or more counterparts and all counterparts so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the original or the same counterpart. Counterparts delivered in fax or “PDF” form shall be as effective as manually signed counterparts.

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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first above written.

ASTRO-MED, INC.

By:	/s/ Hermann Viets
Name: Hermann Viets
Title: Chairman of the Board of Directors

/s/ Gregory A. Woods
Gregory A. Woods

EXHIBIT A

FORM OF

ASTRO-MED, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

This Agreement is by and between Astro-Med, Inc., a Rhode Island corporation (the “Company”) and Gregory A. Woods (the “Optionee”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning as set forth in the Astro-Med, Inc. 2007 Equity Incentive Plan (the “Plan”) and the Equity Incentive Award Agreement dated as of November 24, 2014 by and between the Company and Grantee (the “Equity Incentive Agreement”), as applicable.

W I T N E S S E T H:

1. Grant of Option. Pursuant to the provisions of the Plan and the Equity Incentive Agreement, effective [ 1 ] (“Grant Date”), the Company granted to the Optionee, subject to the terms and conditions of the Plan and the Equity Incentive Agreement and subject further to the terms and conditions herein, the right and option to purchase from the Company all or any part of an aggregate of 50,000 shares of the common stock ($.05 par value) of the Company (“Common Shares”), at a purchase price equal to [ 2 ] per share, being the fair market value of the Common Shares on the Grant Date, such option to be exercised as hereinafter provided. It is intended that the option evidenced hereby constitute a non-qualified stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used herein and not otherwise defined shall have the meaning as ascribed in the Plan.

2. Terms and Conditions. In addition to the terms and conditions contained in the Plan, it is understood and agreed that the option evidenced hereby is subject to the following additional terms and conditions:

(a) Expiration Date. The option shall expire [10 years after Grant Date].

(b) Period of Exercise. Subject to the other terms of this Agreement regarding the exercisability of this option, this option shall become exercisable in cumulative installments in accordance with the following schedule:

On or After	Number of Shares
[1st anniversary of Grant Date]	[25% of Common Shares]
[2nd anniversary of Grant Date]	[25% of Common Shares]
[3rd anniversary of Grant Date]	[25% of Common Shares]
[4th anniversary of Grant Date]	[25% of Common Shares]

[1]	Date of Annual Option Award under Equity Incentive Agreement.
[2]	Fair Market Value of the Common Shares on the Grant Date.

(c) Exercise of Option. This option shall be exercised by submitting a written notice to the Committee appointed pursuant to Section 3.1 of the Plan (the “Committee”) signed by the Optionee and specifying the number of Common Shares as to which the option is being exercised. Such notice shall be accompanied by the payment of the full option price for such shares. Payment shall be made either (i) in cash, certified check, bank draft or postal or express money order, or (ii) subject to the approval of the Committee, by payment in already owned shares of Common Shares (to the extent permitted by law), which shall be valued for this purpose at the fair market value on the date of transfer to the Company as determined in accordance with the Plan, or (iii) subject to the approval of the Committee, by such other consideration as may be acceptable to the Committee, or (iv) a combination of all three methods. Options may also be exercised in accordance with a cashless exercise program (through broker accommodation), if any, established by the Committee.

(d) Issuance of Shares: Upon exercise of the option evidenced hereby, Common Shares representing the number Common Shares for which this option has been exercised shall be issued either (i) in certificate form or (ii) in book entry or electronic form, registered in the name of the Optionee.

(e) Termination of Employment or Death of Optionee. Except as may be otherwise expressly provided herein, any portion of the option which is not exercisable on the date of Optionee’s termination from employment with the Company shall immediately terminate and any remaining portion of the option evidenced hereby shall terminate on the earlier of:

(i) the date of expiration as provided in Section 2(a) hereof;

(ii) the date of termination of the Optionee’s employment with or services to the Company by it for Cause (as defined in the Plan);

(iii) thirty (30) days after the date of termination of the Optionee’s employment with or services to the Company voluntarily by the Optionee;

(iv) ninety (90) days after the date of termination of the Optionee’s employment with or services to the Company by it without Cause;

(v) one (1) year after the date of termination of the Optionee’s employment with or services to the Company resulting from retirement from active employment at or after age 65, as determined by the Committee in its good faith discretion; or

(vi) on the date the Optionee accepts employment with any person,firm or corporation whose business in the sole opinion of the Committee competes with the then business of the Company.

An employment relationship between the Company and the Optionee shall be deemed to exist during any period in which the Optionee is employed by the Company or any parent or subsidiary of the Company. Whether authorized leave of absence, or absence on military or government service, shall constitute termination of the employment relationship between the Company and the Optionee shall be determined by the Committee at the time thereof.

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In the event of the death or Disability (as defined in the Plan) of the Optionee prior to termination of the Optionee’s employment with or services to the Company and before the date of expiration of such option, the Optionee, or the Optionee’s legal representatives or persons who acquired the Optionee’s rights hereunder by will or by the laws of descent and distribution (“Survivor”), may exercise such option to the extent exercisable but not exercised prior thereto; provided, however, that such option shall terminate on the earlier of such date of expiration as provided in Section 2(a) hereof or one year following the date of such death or Disability.

(f) Change in Control. Notwithstanding Section 2(b) hereof, this option shall become immediately exercisable in full upon a Change in Control (as defined in the Equity Incentive Agreement).

(g) Non-Transferability. This option and all rights hereunder shall be exercisable during the Optionee’s lifetime only by the Optionee and shall be non-assignable and non-transferable by the Optionee except, in the event of the Optionee’s death, by Optionee’s will or by the laws of descent and distribution. In the event the death of the Optionee occurs, the designated beneficiary (as defined in Section 2.1 of the Plan) or, if a designated beneficiary has not been designated, the legal representative of the estate, may exercise this option prior to the expiration of the applicable exercise period, as specified in Paragraph 2(e) above.

(h) Share Adjustments. In the event of any change in the Common Shares of the Company by reason of any stock dividend, recapitalization, reorganization, merger,consolidation, split-up, combination or exchange of shares, or any rights offering to purchase Common Shares at a price substantially below fair market value, or of any similar change affecting the Common Shares, then the Committee shall, in accordance with the terms and provisions of the Plan, make or provide for such adjustments to the number and kind of shares subject to this option and their purchase price per share as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to the Optionee hereunder. Any adjustment so made shall be final and binding upon the Optionee.

(i) No Rights as Shareholder. The Optionee shall have no rights as a shareholder with respect to any Common Shares subject to this option prior to the date of issuance to the Optionee of a certificate or certificates for such shares.

(j) Effect Upon Employment and Benefits. By accepting the options evidenced hereby, the Optionee acknowledges, understands, and agrees that: (i) the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time; (ii) the grant of the options is made pursuant to the Equity Incentive Plan and, except as contemplated by the Equity Incentive Agreement, does not create any contractual or other right to receive future options, or benefits in lieu of options, even if stock options have been granted repeatedly in the past; (iii) except as provided in the Equity Incentive Agreement, all decisions with respect to future awards, if any, will be at the sole discretion of the Company; (iv) the Optionee’s acceptance of the stock options

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evidenced hereby and participation under the Plan is voluntary; (v) the Optionee’s participation in the Plan shall not create a right to further employment with the Company and shall not interfere with the ability of the Company to terminate the Optionee’s employment at any time subject to any terms and conditions of any employment agreement between the Company and the Optionee, if any; (vi) the grant of the options evidenced hereby and the Optionee’s participation in the Plan shall not be interpreted to form an employment contract or relationship with the Company or any affiliate; and (vii) subject to any rights of the Optionee under the Equity Incentive Agreement or any employment agreement, no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of the options resulting from termination of the Optionee’s employment by the Company (for any reason whatsoever and regardless of whether in breach of local labor laws) and, in consideration of the grant of the options evidenced hereby, the Optionee irrevocably agrees never to institute any claim against the Company, waives the Optionee’s ability, if any, to bring any such claim, and releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

(k) Compliance with Law and Regulations. This option and the obligation of the Company to sell and deliver shares hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Shares prior to (i) the listing of such shares on any stock exchange on which the Common Shares may then be listed, and (ii) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable. Moreover, this option may not be exercised if its exercise, or the receipt of Common Shares pursuant thereto, would be contrary to applicable law.

3. Investment Representation. The Committee may require the Optionee to furnish to the Company, prior to the issuance of any shares upon the exercise of all or any part of this option, an agreement (in such form as such Committee may specify) in which the Optionee represents that the shares acquired by the Optionee upon exercise are being acquired for investment and not with a view to the sale or distribution thereof.

4. Optionee Bound by Plan. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

5. Withholding Taxes. Optionee acknowledges and agrees that the Company and its subsidiaries have the right to deduct from payments of any kind otherwise due to Optionee any federal, state or local taxes of any kind required by law to be withheld with respect to the exercise of this option hereunder.

6. Notices. Any notice hereunder to the Company shall be addressed to it at its office, 600 East Greenwich Avenue, West Warwick, RI 02893, Attention: Chief Financial Officer, and any notice hereunder to the Optionee shall be addressed to the Optionee at the address reflected on the payroll records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address.

7. Rhode Island Law to Govern. This Agreement shall be construed and administered in accordance with and governed by the laws of the State of Rhode Island.

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EXHIBIT A

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Optionee has executed this Agreement as of the      day of                             , 2014

ASTRO-MED, INC.

By:
Name:
Title:	Chairman of the Board of Directors

OPTIONEE:

By:
Name:	Gregory A. Woods

EXHIBIT B

FORM OF

ASTRO-MED, INC.

RESTRICTED STOCK AGREEMENT

This Agreement is by and between Astro-Med, Inc. (the “Company”) and Gregory A. Woods (the “Grantee”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning as set forth in the Astro-Med, Inc. 2007 Equity Incentive Plan (the “Plan”) and the Equity Incentive Award Agreement dated as of November 24, 2014 by and between the Company and Grantee (the “Equity Incentive Agreement”), as applicable.

W I T N E S S E T H:

1. Grant of Stock. Pursuant to the provisions of the Plan and the Equity Incentive Agreement, on [ 1 ] (the “Grant Date”), the Company granted to the Grantee, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein, [ 2 ] shares of the common stock ($.05 par value) of the Company (“Common Shares”), hereinafter (“Restricted Shares”).

2. Terms and Conditions. In addition to the terms and conditions contained in the Plan, it is understood and agreed that the grant of Restricted Shares evidenced hereby is subject to the following additional terms and conditions:

(a) Effective Date: The Restricted Shares shall be issued effective upon the Grant Date.

(b) Vesting: The restrictions applicable to the Restricted Shares shall lapse and the Restricted Shares shall vest in four (4) installments as follows (each a “Vesting Date”):

Vesting Date	Number of Shares
[1st anniversary of Grant Date]	[25% of Restricted Shares]
[2nd anniversary of Grant Date	[25% of Restricted Shares]
[3rd anniversary of Grant Date]	[25% of Restricted Shares]
[4th anniversary of Grant Date]	[25% of Restricted Shares]

Notwithstanding the foregoing, the Grantee may not sell, transfer, pledge or otherwise encumber the Restricted Shares prior to the second anniversary of the applicable Vesting Date. The period during which all or any portion of the Restricted Shares is subject to restrictions shall be referred to as the “Restricted Period”.

[1]	The date of the Annual Option Grant and Restricted Stock Award
[2]	Number of shares based upon Deficiency Amount determined as of the Effective Date of this Agreement.

(c) Issuance of Shares: Restricted Shares shall be held by the Company in custody for the Grantee, until they are either forfeited by the Grantee or are surrendered and exchanged for unrestricted Common Shares pursuant to this Section 2(c). On the expiration and termination of the Restricted Period in respect of any portion of the Restricted Shares, the restrictions as to such shares shall lapse and Common Shares representing the Grantee’s Restricted Shares for which the restrictions have lapsed shall be issued either (i) in certificate form or (ii) in book entry or electronic form, registered in the name of the Grantee, with legends, or notations, as applicable, referring to the terms, conditions and restrictions set forth in this Agreement. The grant of the Restricted Shares hereunder shall not constitute a trust.

(d) Fractional Shares. The Company shall not be required to deliver any fractional Common Shares, but will pay in lieu thereof the Fair Market Value (determined as the date the restrictions lapse) of the fractional share to which the Grantee or the Grantee’s beneficiary or estate, as the case may be. No payment will be required from the Grantee upon the issuance or delivery of any Restricted Shares except that any amount necessary to satisfy applicable federal, state or local tax requirements shall be withheld or paid promptly upon notification of the amount due and prior to or concurrently with the issuance or delivery of a certificate representing such shares.

(e) Forfeiture. In the event of the termination of Grantee’s employment with the Company for any reason, those Restricted Shares which have not vested as provided in Section 2(b) hereof shall be forfeited. An employment relationship between the Company and the Grantee shall be deemed to exist during any period in which the Grantee is employed by the Company or any parent or subsidiary of the Company. Whether authorized leave of absence, or absence on military or government service, shall constitute termination of the employment relationship between the Company and the Grantee shall be determined by the Committee at the time thereof.

(f) Change in Control. Notwithstanding Section 2(b) hereof, all Restricted Shares shall become immediately vested upon a Change in Control (as defined in the Equity Incentive Agreement).

(g) Nontransferability. None of the applicable portion of the Restricted Shares may be sold, transferred or assigned, pledged or otherwise encumbered or disposed of during the Restricted Period applicable to such Restricted Shares until the satisfaction of all of the conditions prescribed herein.

(h) Share Adjustments. In the event of any change in the Common Shares of the Company by reason of any stock dividend, recapitalization, reorganization, merger,consolidation, split-up, combination or exchange of shares, or any rights offering to purchase Common Shares at a price substantially below fair market value, or of any similar change affecting the Common Shares, then the Committee shall, in accordance with the terms and provisions of the Plan, make or provide for such adjustments to the number and kind of shares subject hereto as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to the Grantee hereunder. Any adjustment so made shall be final and binding upon the Grantee.

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(i) Rights As a Shareholder: The Grantee shall generally have the rights and privileges of a shareholder as to the Restricted Shares, including the right to vote such Restricted Shares, except as herein provided. The Company shall pay cash dividends to the Grantee with respect to Restricted Shares. Upon the forfeiture of any Restricted Shares, any cash or stock dividends withheld for the Grantee’s account shall be transferred to the Company without further action by the Grantee.

(j) Effect Upon Employment and Benefits. By accepting the Restricted Shares, the Grantee acknowledges, understands, and agrees that: (i) the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time; (ii) the grant of the Restricted Shares is made pursuant to the Equity Incentive Plan and, except as contemplated by the Equity Incentive Agreement, does not create any contractual or other right to receive future restricted stock, or benefits in lieu of restricted stock, even if Restricted Shares have been granted repeatedly in the past; (iii) except as provided in the Equity Incentive Agreement, all decisions with respect to future awards, if any, will be at the sole discretion of the Company; (iv) the Grantee’s acceptance of the Restricted Shares and participation under the Plan is voluntary; (v) the Grantee’s participation in the Plan shall not create a right to further employment with the Company and shall not interfere with the ability of the Company to terminate the Grantee’s employment at any time subject to any terms and conditions of any employment agreement between the Company and the Grantee, if any; (vi) the grant of the Restricted Shares and the Grantee’s participation in the Plan shall not be interpreted to form an employment contract or relationship with the Company or any affiliate; and (vii) subject to any rights of the Grantee under the Equity Incentive Agreement or any employment agreement, no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of the Restricted Shares resulting from termination of the Grantee’s employment by the Company (for any reason whatsoever and regardless of whether in breach of local labor laws) and, in consideration of the grant of the Restricted Shares, the Grantee irrevocably agrees never to institute any claim against the Company, waives the Grantee’s ability, if any, to bring any such claim, and releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

(k) Compliance with Law and Regulations. The obligation of the Company to deliver shares hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for Common Shares prior to (i) the listing of such shares on any stock exchange on which the Common Shares may then be listed, and (ii) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

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3. Investment Representation. The Committee may require the Grantee to furnish to the Company, prior to the issuance of any Common Shares, an agreement (in such form as the Committee may specify) in which the Grantee represents that the Common Shares acquired by the Grantee are being acquired for investment and not with a view to the sale or distribution thereof.

4. Grantee Bound by Plan. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

5. Taxes, Section 83(b) Election. The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. The Grantee understands that it may be beneficial in many circumstances to elect to be taxed at the time the Restricted Shares are granted rather than when and as the Restricted Shares vest by filing an election under Section 83(b) of the Internal Revenue Code of 1986 with the I.R.S. within 30 days from the date of grant.

6. Withholding Taxes. Grantee acknowledges and agrees that the Company shall have the right to withhold from the distribution of the Restricted Shares to the Grantee, in order to meet the Company’s obligations for the payment of withholding taxes, Common Shares with a Fair Market Value (as defined in the Plan) equal to the minimum statutory withholding for taxes (including federal and state income taxes and payroll taxes applicable to the supplemental taxable income relating to such distribution) and any other tax liabilities for which the Company has an obligation relating to such distribution. Any Common Shares withheld in accordance with this Section 6 shall be treated as if issued and sold by the Grantee when determining any share retention requirements applicable to the Grantee under the share ownership and/or retention guidelines of the Company.

6. Notices. Any notice hereunder to the Company shall be addressed to it at its office, 600 East Greenwich Avenue, West Warwick, Rhode Island 02893, Attention: Chief Financial Officer, and any notice hereunder to the Grantee shall be addressed to the Grantee at the address reflected on the payroll records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address.

7. Rhode Island Law to Govern. This Agreement shall be construed and administered in accordance with and governed by the laws of the State of Rhode Island.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized Chairman of the Board and the Grantee has executed this Agreement as of the      day of                             , 20    .

ASTRO-MED, INC.

By:
Name:
Title:	Chairman of the Board of Directors

Gregory A. Woods

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